EXHIBIT 4.21

Private & Confidential
Dated 6 October 2009 _______________________________
AMCIC CAPE HOLDINGS LLC and BIRD ACQUISITION CORP.	(1) (2)
_______________________________ MEMBERSHIP INTEREST TRANSFER AGREEMENT for the transfer of membership interests in Lillie Shipco LLC and Hope Shipco LLC _______________________________

Contents

Clause		Page

1	Definitions and interpretation	1
2	Conditions precedent	4
3	Agreement to sell the Lillie Membership Interests	4
4	Consideration	5
5	Agreement to transfer the Hope Membership Interests	5
6	Completion	5
7	The Warranties	8
8	Dealing with and voting on the Lillie Membership Interests and the Hope Membership Interests	9
9	Bird undertaking	10
10	Entire agreement	10
11	Announcements and confidentiality	11
12	Waivers and releases	11
13	Miscellaneous	12
14	Notices	12
15	Assignment	13
16	Governing law and agent for service of process	13
17	Jurisdiction	14

THIS AGREEMENT is dated 6 October 2009 and is made BETWEEN:

(1)	AMCIC CAPE HOLDINGS LLC whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (AMCIC); and

(2)	BIRD ACQUISITION CORP. whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (Bird).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement, unless the context requires otherwise:

Alma SPA means the share purchase agreement made or, as the context may require, to be made between Keagan Enterprises S.A. and MK Maritime LLC in relation to the sale and purchase of interests in Quest Maritime Enterprises S.A. and Alma Maritime Limited in agreed form;

AMCIC Warranties means the warranties given by AMCIC and set out in schedule 4;

Bank means The Royal Bank of Scotland plc of 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through its branch known as The Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX, England and includes its successors in title, transferees and/or assignees;

Bird Warranties means the warranties given by Bird and set out in schedule 3;

Builder means STX Offshore & Shipbuilding Co., Ltd. of 100 Wonpo-dong, Jinhae, Gyeongsangnam-do, Republic of Korea and includes its successors in title;

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Athens and New York;

Charterer means EDF Trading Limited of 80 Victoria Street, Cardinal Place, London SW1E 5JL, England and includes its successors in title;

Christine Membership Interest Transfer Agreement means the membership interest transfer agreement made or, as the context may require, to be made between Bird and AMCIC in relation to the transfer of membership interests in Christine Shipco LLC, in agreed form;

Completion means completion of the sale by Bird and purchase by AMCIC of the Lillie Membership Interests and the transfer of the Hope Membership Interests by AMCIC to Bird by the performance by the parties of their respective obligations under, and otherwise in accordance with, clause 6;

Completion Date means 31 October 2009 or such earlier or later date as the parties hereto may agree in writing;

Conditions means the conditions specified in clause 2.1;

Conditions Final Date means 9 October 2009 or such later date as the parties hereto may agree in writing;

Dollars and $ mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any person or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

Hope means Hope Shipco LLC, further details of which are set out in schedule 2;

Hope Charter means the "NYPE 93 Form" time charter in respect of m.v. Fritz dated 3 March 2007 made between the Charterer and Fritz Shipco LLC as amended by addendum No.1 dated 16 November 2007, and as further amended by addendum No.2 dated 21 August 2008 which allowed the owner to substitute m.v. Iron Beauty for m.v. Fritz, pursuant to which the owner agreed to let and the Charterer agreed to take on charter the relevant vessel for a period of 60 to 66 months at $28,000 per day plus an amount in Dollars equal to 50% of that daily hire calculated by the parties to the Hope Charter pursuant to clause 10 thereof which is in excess of $28,000 per day and otherwise on terms set out therein;

Hope Charter Addendum means addendum no.3 to the Hope Charter made or, as the context may require, to be made between Fritz Shipco LLC, Hope and the Charterer in agreed form, pursuant to which the Hope Vessel will be substituted for m.v. Iron Beauty and the charter period will commence from the Hope Vessel's delivery from the Builder;

Hope Contract means a shipbuilding contract dated 16 April 2007 made between Bird as the purchaser and the Builder as builder, as transferred in favour of Hope by a letter of nomination and transfer dated 4 May 2007 addressed by Bird to Hope and the Builder pursuant to which the Builder agrees to design, construct, sell and deliver to Hope the Hope Vessel;

Hope Limited Liability Company Agreement means the limited liability company agreement regarding Hope dated 27 April 2007 and made between AMCIC and Bird;

Hope Loan Agreement means the loan agreement dated 11 May 2007 made between the Bank, as lender and Hope as borrower as amended and supplemented by a first supplemental agreement dated 14 April 2008 and a second supplemental agreement dated 30 July 2008, both made between the Bank and Hope pursuant to which the Bank has agreed, inter alia, to make available to Hope a term loan in the amount of up to $10,934,000;

Hope LOU means a letter of undertaking dated 11 May 2007 provided by AMCIC and Bird and addressed to the Bank in relation to the obligations of Hope under the Hope Loan Agreement as the same has been or shall be amended from time to time;

Hope Membership Interests means the limited liability company interests in Hope owned by AMCIC equal to 50% of the total limited liability company interests in Hope;

Hope Performance Guarantee means a letter of guarantee dated 4 May 2007 executed by Bird in favour of the Builder guaranteeing to the Builder the obligations of Hope under the Hope Contract;

Hope Vessel means the 180,838 dwt capesize bulk carrier motor vessel to be constructed by the Builder for Hope pursuant to the Hope Contract and bearing during such construction Hull No. S-1335;

Lillie means Lillie Shipco LLC, further details of which are set out in schedule 1;

Lillie Charter means the "NYPE 93 Form" time charter in respect of Lillie Vessel dated 3 March 2007 and made between the Charterer and Lillie as amended by addendum no. 1 dated 16 November 2007 made between the Charterer and Lillie as same may from time to time be amended and supplemented pursuant to which Lillie has agreed to let and the Charterer has agreed to take on charter the Lilly Vessel for a period of 60 to 66 months commencing on its delivery from the Builder at $28,000 per day plus an amount in Dollars equal to 50% of that daily hire calculated by the parties to the Lillie Charter pursuant to clause 10 thereof in excess of US$28,000 per day and otherwise on the terms set out therein;

Lillie Contract means a shipbuilding contract dated 16 April 2007 made between Bird as the purchaser and the Builder as builder, as transferred in favour of Lillie by a letter of nomination and transfer dated 4 May 2007 addressed by Bird to Lillie and the Builder pursuant to which the Builder agrees to design, construct, sell and deliver to Lillie the Lillie Vessel;

Lillie Indemnity means a deed of indemnity to be executed by AMCIC in favour of Bird whereby AMCIC agrees to indemnify 100% of any liability of Bird to the Builder under the Lillie Performance Guarantee in agreed form;

Lillie Limited Liability Company Agreement means the limited liability company agreement regarding Lillie dated 27 April 2007 and made between AMCIC and Bird;

Lillie Loan Agreement means the loan agreement dated 11 May 2007 made between the Bank, as lender and Lillie as borrower, as amended and supplemented by a first supplemental agreement dated 14 April 2008 and a second supplemental agreement dated 30 July 2008, both made between the Bank and Lillie pursuant to which the Bank has agreed, inter alia, to make available to Lillie a term loan in the amount of $16,926,000;

Lillie LOU means a letter of undertaking dated 11 May 2007 provided by AMCIC and Bird and addressed to the Bank in relation to the obligations of Lillie under the Lillie Loan Agreement as the same has been or shall be amended from time to time;

Lillie Material Contracts means, together, the Lillie Contract, the Lillie Refund Guarantee, the second supplemental agreement dated 30 July 2008 referred to in the Lillie Loan Agreement and the Lillie Charter;

Lillie Membership Interests means the limited liability company interests in Lillie owned by Bird equal to 50% of the total limited liability company interests in Lillie;

Lillie Performance Guarantee means a letter of guarantee dated 4 May 2007 executed by Bird in favour of the Builder guaranteeing to the Builder the obligations of Lillie under the Lillie Contract;

Lillie Purchase Price means one million two hundred and nine thousand Dollars ($1,209,000);

Lillie Refund Guarantee means the refund guarantee No. 1372-600-009754 dated 9 May 2007 issued by the Refund Guarantor in favour of Lillie in respect of the Lillie Contract;

Lillie Vessel means the 180,838 dwt capesize bulk carrier motor vessel to be constructed by the Builder for Lillie pursuant to the Lillie Contract and bearing during such construction Hull No. S-1330;

Membership Interests Purchase Documents has the meaning given to it in clause 9.1;

Nominated Account means a bank account in the name of Excel Maritime Carriers Ltd, held at EFG EUROBANK ERGASIAS S.A. of 83-85 Akti Miaouli & Flessa Str., Piraeus, Greece (SWIFT: EFGBGRAA) with account number GR4602600290000291200089737 (IBAN);

Other Purchase Agreements means together the Alma SPA and the Christine Membership Interest Transfer Agreement;

Refund Guarantor means Woori Bank of Republic of Korea and includes its successors in title; and

Relevant Claim means (i) in relation to AMCIC, a claim by AMCIC involving or relating to a breach of any of the Bird Warranties, whether for damages, compensation or any other relief and (ii) in relation to Bird, a claim by Bird involving or relating to a breach of any of the AMCIC Warranties, whether for damages, compensation or any other relief.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1
a document expressed to be in agreed form means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification;

1.2.2	references to a clause or schedule are to a clause of or a schedule to this Agreement. The schedules form part of this Agreement;

1.2.3	the headings in this Agreement do not affect its interpretation;

1.2.4
words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.2.5	references to AMCIC, Lillie, Hope and Bird will include, where the context permits, their respective successors in title; and

1.2.6	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	Conditions precedent

2.1
The sale and purchase of the Lillie Membership Interests pursuant to clause 3 and the transfer of the Hope Membership Interests pursuant to clause 5 is conditional on the satisfaction of all of the following:

2.1.1	the Christine Membership Interest Transfer Agreement being duly executed by both AMCIC and Bird; and

2.1.2	the Alma SPA being duly executed by both parties thereto.

2.2
AMCIC and Bird undertake to use their respective reasonable endeavours to ensure that the Conditions are satisfied as soon as possible after the date of this Agreement and in any event by no later than the Conditions Final Date.

2.3
If at any time either party becomes aware of a fact or circumstance that might prevent or materially delay any of the Conditions set out in clause 2.1 being satisfied, it shall promptly notify the other.

2.4	AMCIC and Bird may agree to waive (to the extent agreed between them) either or both of the Conditions.

2.5	Each party shall give notice to the other that a Condition has been satisfied within one Business Day of becoming aware of that fact.

2.6
If any Condition is not satisfied or waived on or before the Conditions Final Date then this Agreement shall terminate (except clauses 10 (Entire agreement), 11 (Announcements and confidentiality) to 14 (Notices), clause 16 (Governing law and agent for service of process) and clause 17 (Jurisdiction) which shall remain in full force and effect) and no party shall have any claim against the others except for any prior breach of clause 2.2.

3	Agreement to sell the Lillie Membership Interests

3.1
Bird shall sell to AMCIC the Lillie Membership Interests and AMCIC (relying on the warranties and undertakings contained in this Agreement) shall buy the Lillie Membership Interests from Bird with full title guarantee and free from all Encumbrances in accordance with the terms and conditions contained in this Agreement.

3.2
Title to and beneficial ownership of the Lillie Membership Interests shall pass on Completion to AMCIC together with all associated rights and benefits deriving from, attaching or accruing to, them on or after Completion as evidenced by the membership interest transfer to be executed pursuant to clause 6.1.1(b).

3.3	Bird irrevocably waives any rights of pre-emption that may be conferred on it by Article 10 of the Lillie Limited Liability Company Agreement or otherwise over any of the Lillie Membership Interests.

3.4	AMCIC shall not be obliged to complete the purchase of any of the Lillie Membership Interests unless the purchase of all the Lillie Membership Interests is completed simultaneously.

4	Consideration

The consideration for the sale of the Lillie Membership Interests by Bird shall be:

(a)	the payment by AMCIC to Bird of the Lillie Purchase Price; and

(b)	the transfer by AMCIC to Bird of the Hope Membership Interests.

5	Agreement to transfer the Hope Membership Interests

5.1
AMCIC shall transfer to Bird and Bird (relying on the warranties and undertakings contained in this Agreement) shall accept the transfer of the Hope Membership Interests from AMCIC with full title guarantee and free from all Encumbrances in accordance with the terms and conditions contained in this Agreement.

5.2
Title to and beneficial ownership of the Hope Membership Interests shall pass on Completion to Bird together with all associated rights and benefits deriving from, attaching or accruing to, them on or after Completion as evidenced by the membership interest transfer to be executed pursuant to clause 6.1.3(b).

5.3	AMCIC irrevocably waives any rights of pre-emption that may be conferred on it by Article 10 of the Hope Limited Liability Company Agreement or otherwise over any of the Hope Membership Interests.

5.4	Bird shall not be obliged to accept the transfer of any of the Hope Membership Interests unless the transfer of all the Hope Membership Interests is completed simultaneously.

6	Completion

6.1
Subject to clauses 6.2, 6.5 and 6.6, Completion shall take place at the offices of Norton Rose LLP at 1 Palaia Leoforos Posidonos & 3 Moraitini Street, Delta Palaio Faliro, Athens, Greece on the Completion Date when all (but not part only unless the parties so agree or waive pursuant to clause 6.5) of the following business shall be transacted:

6.1.1	Bird shall deliver, or shall procure the delivery, to AMCIC of:

(a)
the powers of attorney or other authorities under which the execution of this Agreement and the transfer of the Lillie Membership Interests are authorised and certified copies of the minutes recording the resolution of the Board of Directors of Bird authorising the sale of the Lillie Membership Interests and the transfer of the Lillie Membership Interests to AMCIC;

(b)
such other duly executed documents as may be required to give AMCIC good title to the Lillie Membership Interests and to enable AMCIC to become the holder of them including a membership interest transfer in respect of the Lillie Membership Interests, in agreed form;

(c)
all the statutory and minute books of Lillie (written up to the Business Day immediately preceding Completion and its limited liability company seal (if any), the true, complete and up to date copy of the certificate of formation of Lillie as provided by the Registry of the Republic of the Marshall Islands in Piraeus, Greece, the true, complete and up to date executed copy of the Lillie Limited Liability Company Agreement and other documents and records concerning Lillie in the possession or under the control of Bird, each certified as such by an officer of Bird not earlier than 5 Business Days prior to Completion;

(d)	the complete executed originals of the Lillie Material Contracts (save for the Lillie Refund Guarantee the original of which is held by the Bank);

(e)	a true, complete and up to date copy of the Lillie Refund Guarantee, certified as such by an officer of Bird not earlier than 5 Business Days prior to Completion;

(f)	a true, complete and up to date copy of the Lillie Performance Guarantee, certified as such by an officer of Bird not earlier than 5 Business Days prior to Completion;

(g)	a true, complete and up to date copy of the Hope LOU, certified as such by an officer of Bird not earlier than 5 Business Days prior to Completion;

(h)	a deed of release issued by the Bank in favour of AMCIC in agreed form, duly executed by the Bank and any other party thereto releasing AMCIC from its obligations under the Hope LOU; and

(i)
a termination agreement made between Lillie, as owner, and Maryville Maritime Inc., as manager, in agreed form, duly executed by the parties thereto, terminating the de facto management of the Lillie Vessel under the terms of the draft pro forma management agreement attached hereto as schedule 5.

6.1.2	Bird:

(a)	shall transfer the Lillie Membership Interests to AMCIC;

(b)
shall procure that an officer of Lillie procures that the capital account maintained by Lillie for Bird be closed and the balance be transferred into the name of AMCIC and consolidated with the existing capital account maintained by Lillie for AMCIC.

6.1.3	AMCIC shall deliver, or shall procure the delivery, to Bird of:

(a)
the duly executed powers of attorney or other authorities under which the transfer of the Hope Membership Interests are authorised and certified copies of the minutes recording the resolution of the Board of Directors of AMCIC authorising the sale of the Hope Membership Interests and the transfer of the Hope Membership Interests to Bird;

(b)
such other duly executed documents as may be required to give Bird good title to the Hope Membership Interests and to enable Bird to become the holder of them, including a membership interest transfer in respect of the Hope Membership Interests in agreed form;

(c)
all the statutory and minute books of Hope (written up to the Business Day immediately preceding Completion and its limited liability company seal (if any), the true, complete and up to date copy of the certificate of formation of Hope as provided by the Registry of the Republic of the Marshall Islands in Piraeus, Greece, the true, complete and up to date executed copy of the Hope Limited Liability Company Agreement and other documents and records concerning Hope in the possession or under the control of AMCIC, each certified as such by an officer of AMCIC not earlier than 5 Business Days prior to Completion;

(d)
the true, complete and up to date copy of the Hope Contract and the Hope Loan Agreement (save for the second supplemental agreement dated 30 July 2008 referred to in the relevant definition), certified as such by an officer of AMCIC not earlier than 5 Business Days prior to Completion;

(e)	a true, complete and up to date copy of the Lillie LOU, certified as such by an officer of AMCIC not earlier than 5 Business Days prior to Completion;

(f)	a deed of release issued by the Bank in favour of Bird in agreed form, duly executed by the Bank and any other party thereto releasing Bird from its obligations under the Lillie LOU;

(g)	the complete executed original of the Lillie Indemnity; and

(h)	the complete executed original of the Hope Charter Addendum.

6.1.4	AMCIC:

(a)	shall transfer the Hope Membership Interests to Bird;

(b)
shall procure that an officer of Hope procures that the capital account maintained by Hope for AMCIC be closed and the balance be transferred into the name of Bird and consolidated with the existing capital account maintained by Hope for Bird;

(c)
shall procure the delivery to Bird of resignation letters (duly executed as deeds) from Mr Stamatis Molaris as director and officer, Mr Hans J. Mende as director and Ms Effie Paraskevopoulou as assistant secretary, in agreed form; and

(d)
shall pay the Lillie Purchase Price by electronic funds transfer for value on the day of Completion to the Nominated Account and payment of the Lillie Purchase Price into such account shall constitute a good discharge to Bird in respect of it.

6.1.5
The parties shall join in procuring that all bank mandates in force for Hope shall, if necessary, be altered (in such manner as Bird shall require) to reflect the resignations referred to in clause 6.1.4(c).

6.2	Following:

6.2.1	transaction (or the agreement not to transact pursuant to clause 6.5) of all of the business set out in clause 6.1; and

6.2.2
transaction (or the agreement not to transact pursuant to clause 5.5 of the Christine Membership Interest Transfer Agreement) of all of the business set out in clause 5.1 of the Christine Membership Interest Transfer Agreement; and

6.2.3	transaction (or the agreement not to transact pursuant to clause 5.5 of the Alma SPA) of all of the business set out in clause 5.1 of the Alma SPA,

then this Agreement and the Other Purchase Agreements shall complete simultaneously and the transfers provided for in this Agreement and the Other Purchase Agreements shall become effective. For the avoidance of doubt, if the matters specified in clauses 6.2.1 and/or 6.2.2 and/or 6.2.3 shall fail to occur then neither this Agreement nor the Other Purchase Agreements shall complete, the transfers provided for in this Agreement and the Other Purchase Agreements shall not become effective and, in respect of this Agreement, the terms of clause 6.6 shall apply.

6.3	Each party hereto undertakes to use its best endeavours to ensure that the business that needs to be transacted by such party pursuant to clause 6.1 is transacted on or before the Completion Date.

6.4
If at any time either party becomes aware of a fact or circumstance that might prevent or materially delay any of the business set out in clause 6.1 from being transacted, it shall promptly notify the other.

6.5
Each party may agree in writing to waive all or any of the obligations of the other party pursuant to the terms of clause 6.1. The parties may agree in writing to waive (to the extent agreed between them) all or any of the joint obligations of the parties.

6.6
If Completion does not take place on the Completion Date then this Agreement shall terminate (except clauses 10 (Entire agreement), 11 (Announcements and confidentiality) to 14 (Notices), clause 16 (Governing law and agent for service of process) and clause 17 (Jurisdiction) which shall remain in full force and effect) and no party shall have any claim against the other except for any prior breach of clause 6.3 each party hereto shall have the right to ask for any documents given to the other party to be returned.

6.7
Following Completion the parties agree to execute an acknowledgement in agreed form that all the business set out in clause 6.1 has been transacted or, as the case may be, waived and that Completion has taken place.

7	The Warranties

7.1	Bird:

7.1.1	warrants to AMCIC (for itself and as trustee for its successors in title) that each of the Bird Warranties is true and accurate; and

7.1.2	acknowledges that AMCIC has entered into this Agreement in reliance on, among other things, the Bird Warranties.

7.2
In each Bird Warranty, where any statement is qualified as being made so far as Bird is aware or any similar expression, it has been so qualified after due and careful enquiries by Bird and Bird has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate.

7.3	Each of the paragraphs in schedule 3:

7.3.1	shall be construed as a separate and independent warranty and representation; and

7.3.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in schedule 3 or by any other provision of this Agreement,

and AMCIC shall have a separate claim and right of action in respect of every breach of a Bird Warranty.

7.4	The Bird Warranties shall not in any respect be extinguished or affected by Completion.

7.5
Bird agrees with AMCIC (for itself and as trustee for Lillie and its directors, agents and advisers) to waive any right or claim which it may have in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by Lillie and/or any of its directors, officers or agents in the course of negotiating this Agreement, and that any such right or claim shall not constitute a defence to any claim by AMCIC under or in relation to this Agreement.

7.6
AMCIC shall be entitled to make a Relevant Claim after Completion, whether or not AMCIC and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to the claim before Completion; and AMCIC's right or ability to make any such claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that AMCIC and/or its agents and/or its advisers may before Completion have had actual, constructive or implied knowledge of the matter giving rise to the claim.

7.7
Bird further warrants to AMCIC (for itself and as a trustee for its successors in title) that each of the Bird Warranties shall be true and accurate as at Completion (and such Bird Warranties shall be deemed to be repeated as at Completion) with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the Bird Warranties to the date of this Agreement shall be construed as a reference to the date of Completion.

7.8	AMCIC:

7.8.1	warrants to Bird (for itself and as trustee for its successors in title) that each of the AMCIC Warranties is true and accurate; and

7.8.2	acknowledges that Bird has entered into this Agreement in reliance on, among other things, the AMCIC Warranties.

7.9
In each AMCIC Warranty, where any statement is qualified as being made so far as AMCIC is aware or any similar expression, it has been so qualified after due and careful enquiries by AMCIC and AMCIC has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate.

7.10	Each of the paragraphs in schedule 4:

7.10.1	shall be construed as a separate and independent warranty and representation; and

7.10.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in schedule 4 or by any other provision of this Agreement,

and Bird shall have a separate claim and right of action in respect of every breach of an AMCIC Warranty.

7.11	The AMCIC Warranties shall not in any respect be extinguished or affected by Completion.

7.12
AMCIC agrees with Bird (for itself and as trustee for Hope and its directors, employees, agents and advisers) to waive any right or claim which it may have in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by Hope and/or any of its directors, officers, employees or agents in the course of negotiating this Agreement, and that any such right or claim shall not constitute a defence to any claim by Bird under or in relation to this Agreement.

7.13
Bird shall be entitled to make a Relevant Claim after Completion, whether or not Bird and/or any of its agents and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to the claim before Completion; and Bird's right or ability to make any such claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that Bird and/or its agents and/or its advisers may before Completion have had actual, constructive or implied knowledge of the matter giving rise to the claim.

7.14
AMCIC further warrants to Bird (for itself and as a trustee for its successors in title) that each of the AMCIC Warranties shall be true and accurate as at Completion (and such AMCIC Warranties shall be deemed to be repeated as at Completion) with reference to the facts and circumstances then prevailing, and for this purpose a reference in any of the AMCIC Warranties to the date of this Agreement shall be construed as a reference to the date of Completion.

8	Dealing with and voting on the Lillie Membership Interests and the Hope Membership Interests

8.1	Bird declares that, for so long as it remains the owner of record of any of the Lillie Membership Interests after Completion it shall:

8.1.1
hold the Lillie Membership Interests and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for AMCIC and its successors in title; and

8.1.2	deal with and dispose of the Lillie Membership Interests and all such dividends, distributions and rights as AMCIC or any such successor may direct; and

8.1.3	if so requested by AMCIC or any such successor:

(a)	vote at all meetings which it shall be entitled to attend as the owner of record of the Lillie Membership Interests in such manner as AMCIC or any such successor may direct; and

(b)
execute all instruments of proxy or other documents which AMCIC may reasonably require and which may be necessary or desirable or convenient to enable AMCIC or any such successor to attend and vote at any such meeting.

8.2	AMCIC declares that, for so long as it remains the owner of record of any of the Hope Membership Interests after Completion it shall:

8.2.1
hold the Hope Membership Interests and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for Bird and its successors in title; and

8.2.2	deal with and dispose of the Hope Membership Interests and all such dividends, distributions and rights as Bird or any such successor may direct; and

8.2.3	if so requested by Bird or any such successor:

(a)	vote at all meetings which it shall be entitled to attend as the owner of record of the Hope Membership Interests in such manner as Bird or any such successor may direct; and

(b)
execute all instruments of proxy or other documents which Bird may reasonably require and which may be necessary or desirable or convenient to enable Bird or any such successor to attend and vote at any such meeting.

9	Bird undertaking

Bird hereby confirms to AMCIC that if any deed of indemnity (other than, if applicable, the Lillie Indemnity) has been given by AMCIC to Bird prior to the execution of this Agreement for any reason whatsoever in relation to the Hope Performance Guarantee or the Lillie Performance Guarantee, Bird agrees to the cancellation of such deed of indemnity and irrevocably and unconditionally releases AMCIC from all its obligations whatsoever which, but for this clause, it might otherwise have had against Bird under such deed of indemnity and confirms that such deed of indemnity has expired and is of no legal effect whatsoever. Bird irrevocably and unconditionally undertakes to AMCIC that it will under no circumstances make any demand on AMCIC under or in connection with such deed of indemnity.

10	Entire agreement

10.1	Each party acknowledges and agrees that:

10.1.1
this Agreement and all documents referred to or to be entered into pursuant to this Agreement including, without limitation, the Alma SPA and the Christine Membership Interest Transfer Agreement (together the Membership Interests Purchase Documents) constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Membership Interests Purchase Documents;

10.1.2
by entering into the Membership Interests Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Membership Interests Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Membership Interests Purchase Documents;

10.1.3
except as otherwise provided in any of the Membership Interests Purchase Documents, no party may rescind or terminate any of the Membership Interests Purchase Documents for breach of contract or for negligent or innocent misrepresentation or otherwise; and

10.1.4	nothing in this clause shall exclude or limit any liability for fraud.

11	Announcements and confidentiality

11.1
Subject to clause 11.2, no announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement shall be made by either party without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

11.2
Clause 11.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (a Relevant Authority) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

11.3	Subject to Clause 11.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

11.3.1	the subject matter and provisions of this Agreement;

11.3.2	the negotiations relating to this Agreement; or

11.3.3	the other party.

11.4	A party may disclose information which would otherwise be confidential if and to the extent:

11.4.1	required by the law of any relevant jurisdiction;

11.4.2	required by existing contractual obligations;

11.4.3	required by any Relevant Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;

11.4.4	required to vest the full benefit of this Agreement in either party;

11.4.5	disclosure is made to the professional advisers, auditors and bankers of either party;

11.4.6	the information has come into the public domain through no fault of that party; or

11.4.7	the other party has given prior written approval to the disclosure,

provided that any disclosure pursuant to clause 11.4.1, 11.4.2 or 11.4.3 shall, so far as it practicable, be made only after consultation with the other party.

12	Waivers and releases

12.1
The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it.  No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement shall affect or restrict the further exercise or enforcement of any such right or remedy.

12.2
The liability of any party to this Agreement may in whole or in part be released, compounded or compromised; and, if the other party shall give time or indulgence to the person under such liability, this shall in no way prejudice or affect that party's rights against any other person under the same or similar liability.

13	Miscellaneous

13.1	No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

13.2
This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

13.3	Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and all ancillary documents.

13.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14	Notices

14.1	A notice or other communication given under or in connection with this Agreement (a Notice) shall be:

14.1.1	in writing;

14.1.2	in the English language; and

14.1.3	sent by the Permitted Method to the Notified Address.

14.2
The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address
First class pre-paid post	Two Business Days after posting
Pre-paid air-mail	Six Business Days after posting
Fax transmission	On completion of transmission

14.3	The Notified Addresses of each of the parties is as set out below:

Name of Party	Address	Fax number	Marked for the attention of:
Bird	17th km National Road, Athens Lamia & Finikos Street, 145 64 Nea Kifissia, Athens, Greece	+30 210 800 2475	Mrs Victoria Poziopoulou
AMCIC	475 Steamboat Road, Greenwich, Second Floor, Greenwich CT 06830 USA	+ 1 203 625 9231	Mr Hans Mende/Mr Nimesh Patel
With a copy to Norose Notices Limited	the address of its registered office for the time being (at the date of this Agreement being 3 More London Riverside, London SE1 2AQ, UK)	+44 207 283 6500	The Partnership Office Manager (CCR/LN 30281)

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

15	Assignment

Neither of the parties shall be entitled to assign the benefit of any rights under this Agreement.

16	Governing law and agent for service of process

16.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

16.2
The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with English law.

16.3	Each party hereby irrevocably authorises and appoints:

16.3.1	in the case of Bird, Hill Dickinson Services (London) Limited of Irongate House, Duke's Place, London EC3A 7HX, England; and

16.3.2	in the case of AMCIC, Norose Notices Limited (for the attention of the Partnership Office Manager) of 3 More London Riverside, London SE1 2AQ, UK (reference CCR/LN30281);

or such other person located in England or Wales as each party may at any time in the future substitute by notice in writing to all the other parties to this Agreement, to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the English courts in connection with this Agreement.

17	Jurisdiction

The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)
determine any claim, dispute or difference arising under or in connection with this Agreement or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); and

(b)	grant interim remedies, or other provisional or protective relief.

The parties submit to the exclusive jurisdiction of such courts and accordingly any Proceedings may be brought against the parties or any of them or any of their respective assets in such courts.

This Agreement has been executed as a deed and it has been delivered on the date stated at the beginning of this Agreement.

Schedule 1

Information on Lillie

Date and place of formation	27 April 2007, Republic of the Marshall Islands
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960
Initial Capital Contribution	$1,000 divided into 2 equal membership interests
Directors	Hans J. Mende Stamatis Molaris
Officers
Stamatis Molaris: Chief Executive Officer
Paul Cornell: Chief Financial Officer and Treasurer
Nikos Frantzeskakis: Chief Operating Officer and Chief Commercial Officer
Steve Putman: Vice President and Secretary
Effie Paraskevopoulou: Assistant Secretary

Secretary/Assistant Secretary	Steve Putman/Effie Paraskevopoulou

Schedule 2

Information on Hope

Date and place of formation	27 April 2007, Republic of the Marshall Islands
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960
Initial Capital Contribution	$1,000 divided into 2 equal membership interests
Directors	Hans J. Mende Stamatis Molaris
Officers
Stamatis Molaris: Chief Executive Officer
Paul Cornell: Chief Financial Officer and Treasurer
Nikos Frantzeskakis: Chief Operating Officer and Chief Commercial Officer
Steve Putman: Vice President and Secretary
Effie Paraskevopoulou: Assistant Secretary

Secretary/Assistant Secretary	Steve Putman/Effie Paraskevopoulou

Schedule 3

The Bird Warranties

1	The Lillie Membership Interests and Lillie

1.1	The Lillie Membership Interests are fully paid and constitute fifty per cent (50%) of the issued and allotted membership interests of Lillie.

1.2
There is no Encumbrance on, over or affecting the Lillie Membership Interests, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Lillie Membership Interests.

1.3
Lillie is a Marshall Islands limited liability company registered in the Republic of the Marshall Islands.  The information set out in schedule 1 is complete and accurate and Lillie does not have, nor has it ever had, any subsidiaries or interest in any body corporate, partnership, joint venture or any other legal entity of any nature whatsoever.

1.4
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any membership interest or loan capital of Lillie under any option or other agreement or otherwise howsoever.

2	Powers and obligations of Bird

2.1
Bird has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion will, when executed, constitute legal, valid and binding obligations of Bird enforceable in accordance with their respective terms.

2.2	Bird is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Lillie Membership Interests to AMCIC on the terms set out in this Agreement.

2.3
No consent, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation or by the holders of the membership interests in Lillie and/or Bird is required to authorise the execution, delivery, validity, enforceability or the performance by Bird of its obligations under this Agreement or will be required as a consequence of this Agreement.

3	Compliance with legal requirements

3.1
All registers and minute books required by law to be kept by Lillie have been properly written up to the Business Day prior to the Completion Date and contain an accurate and complete record of the matters which should be recorded in them, and Lillie has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

3.2
Lillie is conducting and has at all times conducted its business in all respects in accordance with all applicable laws and regulations in the Republic of the Marshall Islands and all other jurisdictions in which Lillie does business (including, without limitation, all laws and regulations pertaining to competition matters) and has no liability for any unlawful act committed by any other person.

3.3
Lillie has obtained all licences, permissions, consents and other approvals (together Permits) and made all filings required for or in connection with the carrying on of its business in the places and in the manner in which business is now carried on; such Permits are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects, and there are no circumstances which exist or indicate that any of such Permits will or may be revoked or not renewed or which may confer a right of revocation.

3.4
Lillie has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body, and so far as Bird is aware there are no circumstances likely to give rise to any such investigation or enquiry.

4	Merger

Bird is the successor in interest by merger to Quintana Maritime Limited (Quintana) and acquired all right, title and interest in and to the Lillie Membership Interest previously held by Quintana by operation of law as a result of such merger.

5	Certificate of membership interests

Lillie has not issued any certificate regarding the Lillie Membership Interests.

Schedule 4

The AMCIC Warranties

1	The Hope Membership Interests and Hope

1.1	The Hope Membership Interests are fully paid and constitute fifty per cent (50%) of the issued and allotted membership interests of Hope.

1.2
There is no Encumbrance on, over or affecting the Hope Membership Interests, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Hope Membership Interests.

1.3
Hope is a Marshall Islands limited liability company registered in the Republic of the Marshall Islands. The information set out in schedule 2 is complete and accurate and Hope does not have, nor has it ever had, any subsidiaries or interest in any body corporate, partnership, joint venture or other legal entity of any nature whatsoever.

1.4
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any membership interest or loan capital of Hope under any option or other agreement or otherwise howsoever.

2	Powers and obligations of AMCIC

2.1
AMCIC has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion will, when executed, constitute legal, valid and binding obligations of AMCIC enforceable in accordance with their respective terms.

2.2	AMCIC is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Hope Membership Interests to Bird on the terms set out in this Agreement.

2.3
No consent, authorisation, licence or approval of any governmental, administrative, judicial or regulatory body, authority or organisation or by the holders of  the membership interests in Hope is required to authorise the execution, delivery, validity, enforceability or the performance by AMCIC of its obligations under this Agreement or will be required as a consequence of this Agreement.

3	Compliance with legal requirements

3.1
All registers and minute books required by law to be kept by Hope have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and Hope has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

3.2
Hope is conducting and has at all times conducted its business in all respects in accordance with all applicable laws and regulations in the Republic of the Marshall Islands and all other jurisdictions in which Hope does business (including, without limitation, all laws and regulations pertaining to competition matters) and has no liability for any unlawful act committed by any other person.

3.3
Hope has obtained all licences, permissions, consents and other approvals (together Permits) and made all filings required for or in connection with the carrying on of its business in the places and in the manner in which business is now carried on; such Permits are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects, and there are no circumstances which exist or indicate that any of such Permits will or may be revoked or not renewed or which may confer a right of revocation.

3.4
Hope has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body, and so far as AMCIC is aware there are no circumstances likely to give rise to any such investigation or enquiry.

4	Certificate of membership interests

Hope has not issued any certificate regarding the Hope Membership Interests.

Schedule 5

Draft Proforma Management Agreement

EXECUTED as a DEED
by
for and on
behalf of AMCIC CAPE HOLDINGS LLC	Attorney-in-fact
in the presence of:

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED
by
for and on
behalf of BIRD ACQUISITION CORP.	Attorney-in-fact
in the presence of:

Witness
Name:
Address:
Occupation: